Exhibit 10.3

UAL Corporation

Executive Severance Policy

I. PURPOSE

To effectively complete the financial recovery, full focus and attention of the current executive team is needed. A competitive severance policy can be a strong retention device. The purpose of the Executive Severance Policy ("ESP") is to, among other things, provide executives with a defined severance program that will allow them to focus on the issues at hand, knowing that should severance occur, they will be treated fairly and consistently.

II. PARTICIPATION

Participation in the Executive Severance Policy is as described below:

Component	Executive Vice Presidents & Senior Vice Presidents	Vice Presidents	Directors
Salary	2 years for EVPs and the 3 SVPs who report directly to the CEO; 18 months for other SVPs	2 weeks/year of service Min: 6 months Max: 15 months	2 weeks/year of service Min: 3 months Max: 12 months
Bonus	None	None	None
Flight/Healthcare	Equal to Severance Period	Equal to Severance Period
Pension Credit

None of the participants in the ESP will receive any pension participation credit (for benefit accrual purposes) beyond their termination date (whether under the ESP or any other program or policy of the Debtors). All participants will receive pension service credit (for all purposes other than benefit accrual purposes) during the salary continuation period of the ESP. Up to no more than 3 officers and 8 directors under the ESP who are presently over age 50, may receive pension service credit in excess of their salary continuation period in order to qualify for early retirement under the pension plan. For example, assuming one of the group of 11 participants under the ESP is terminated without cause, and is age 52 and has 10 years of pension participation credit at the time of his termination, he would receive pension service credit for 3 years so that when he attains age 55 he would qualify for early retirement under the pension plan. The severance pay he receives would not be factored into his Final Average Pay and he would be credited with only his ten years of pension participation he had accrued under the Debtors' pension plans to his date of termination.

Qualifications for Plan Participation

In the event an employee is terminated involuntarily, "not for Cause", severance will be paid.

In the event an employee is terminated "for Cause", no severance will be paid.

In the event that an employee is eligible and elects to continue employment with the Company pursuant to a collective bargaining agreement following such employee's termination as an Executive or Senior Vice President, Vice President or Director, no severance will be paid.